Exhibit 14.1

                         BREITBURN ENERGY PARTNERS L.P.

                                BREITBURN GP, LLC

         Code of Ethics for Chief Executive Officers and Senior Officers

    Adopted by the Board of Directors of BreitBurn GP, LLC on October 9, 2006
                  as Amended and Restated on February 28, 2007

BreitBurn Energy Partners L.P. (the "Partnership") and BreitBurn GP, LLC, acting in its capacity as the general partner of the Partnership (the "General Partner" and, together with the Partnership, "BreitBurn"), and their subsidiaries will adhere to the highest ethical standards in all of their business activities as outlined in BreitBurn's Code of Business Conduct. This additional Code of Ethics for Chief Executive Officers and Senior Officers (this "Code") sets out the principles to which the Co-Chief Executive Officers (each a "Co-CEO"), the Chief Financial Officer (the "CFO"), the Controller and all other senior officers of the General Partner (the "Senior Officers") are expected to adhere and advocate in their conduct of business for BreitBurn. This Code is specifically intended for the Co-CEOs and Senior Officers because of the critical significance of their conduct on BreitBurn.

BreitBurn expects the Co-CEOs, CFO and Senior Officers to act with integrity and exercise good judgment in performing their duties for BreitBurn, including:

     o Complying with the letter and intent of all Federal, state and local laws, rules and regulations to which he or she is subject.

     o Promoting BreitBurn's best interests at all times and avoiding any action that might involve an actual or apparent conflict of interest between personal and professional relationships.

     o Promoting honest and ethical conduct across BreitBurn and its affiliates.

     o Disclosing information to constituents that is full, fair, accurate, and timely and broadly disseminating such information as required by BreitBurn's Disclosure Policy, Securities and Exchange Commission (the "SEC") regulations and the rules and guidance of National Association of Securities Dealers the ("NASD"). Reports and communications will be delivered in a manner that attempts to achieve clarity of content and meaning so that readers and users will be able to timely and accurately determine the significance of the information. Additionally, each Co-CEO, CFO and Senior Officer will respect the confidentiality of information acquired in the course of discharging his or her responsibilities as an employee of BreitBurn and will not disclose any material information before its public disclosure unless legally obligated to do so.

     o Complying with BreitBurn's Insider Trading and Blackout Policy, a copy of which is available upon request from the General Partner's offices.

     o Promptly reporting to the Chairman of the Audit Committee of the board of directors of the General Partner (the "Board") (1) any known or suspected non-compliance with any section of this Code or BreitBurn's Code of Business Conduct, (2) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Partnership's ability to record, process, summarize and report financial information, (3) any fraud, whether or not material, that involves management or other employees who have a significant role in the Partnership's internal control over financial reporting or
          (4) any concern about circumstances that could lead to a violation of this Code or BreitBurn's Code of Business Conduct.

     o    Being fully accountable for adherence to this Code.

Any change to or waiver of this Code shall be made only by the Board and will be promptly disclosed as required by applicable law and the rules and regulations of the SEC and the NASD. Violations of this Code will result in BreitBurn taking effective remedial action, the scope of which will be determined according to the severity of the violation. The Board will determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code by any Co-CEO, CFO or Senior Officer. The action may include disciplinary measures up to and including termination and, if warranted, legal proceedings. If determined appropriate, a matter may be referred to the appropriate authorities.

                                       2